UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 21, 2007

GIBRALTAR INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-22462 (Commission File Number)	16-1445150 (IRS Employer Identification No.)

3556 Lake Shore Road
P.O. Box 2028
Buffalo, New York 14219-0228
(Address of principal executive offices) (Zip Code)

(716) 826-6500
(Registrant’s telephone number, including area code )

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Amended and Restated Employment Agreement of the Chief Executive Officer.
On August 21, 2007 Gibraltar Industries, Inc. (the “Company”) and Brian J. Lipke, the Chairman and Chief Executive Officer of the Company (the “Chief Executive Officer”) entered into an Employment Agreement (the “Employment Agreement”) which amends and restates the employment agreement, dated July 9, 1998 (the “Prior Employment Agreement”) previously in effect. There are no material substantive differences between the Employment Agreement and the Prior Employment Agreement. However, the Employment Agreement amends the terms of restricted stock unit awards made to the Chief Executive Officer under the terms of the Gibraltar Industries, Inc. 2005 Equity Incentive Plan to provide that the Chief Executive Officer’s right to receive shares of common stock of the Company cannot be forfeited after the Chief Executive Officer’s right to receive such shares has become vested. Prior to amendment by the Employment Agreement, the restricted stock unit awards provided that the Chief Executive Officer would forfeit his right to receive shares of common stock upon a termination for cause, even though his right to receive such shares had otherwise become vested.
In addition to the foregoing, the Employment Agreement provides: (1) the term of the Chief Executive Officer’s employment will be one year with automatic annual renewals on January 1 of each year unless the Company provides the Chief Executive Officer notice that it is electing not to renew the Chief Executive Officer’s employment on or before the preceding September 1; (2) the Chief Executive Officer’s annual base salary will be $660,000, as adjusted, from time to time, by the Compensation Committee of the Company’s Board of Directors; (3) the Chief Executive Officer will be eligible to receive an annual bonus under the Management Incentive Compensation Plan of the Company and long term incentive compensation as determined under the Company’s Long Term Incentive Plan; (4) the Chief Executive Officer will be entitled to participate in all other employee benefit plans and programs in effect for salaried employees employed at the Company’s headquarters; and (5) upon a termination of the Chief Executive Officer’s employment by the Company, without cause or by the Chief Executive Officer for a good reason, the Chief Executive Officer will be entitled to a severance benefit paid in one lump sum in an amount equal to two and one half times the sum of the Chief Executive Officer’s base salary and bonuses paid during the preceding twelve months.
The foregoing description of the Amended and Restated Employment Agreement for the Company’s Chief Executive Officer is qualified in its entirety by reference to the terms and conditions of that agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Employment Agreement of the Chief Operating Officer.
On August 21, 2007 the Company and Henning Kornbrekke, the Company’s President and Chief Operating Officer (the “Chief Operating Officer”) entered into an employment agreement (the “Employment Agreement”). The Employment Agreement amends the terms of restricted stock unit awards made to the Chief Operating Officer under the terms of the Gibraltar Industries, Inc. 2005 Equity Incentive Plan to provide that the Chief Operating Officer’s right to receive shares of common stock of the Company cannot be forfeited after the Chief Operating Officer’s right to receive such shares has become vested. Prior to amendment by the Employment Agreement, the restricted stock unit awards provided that the Chief Operating Officer would forfeit his right to receive shares of common stock upon a termination for cause, even though his right to receive such shares had otherwise become vested.
In addition to the above, the Employment Agreement provides: (1) the term of the Chief Operating Officer’s employment will be three years with automatic annual renewals on January 1, 2011 unless the Company provides the Chief Operating Officer notice that it is electing not to renew the Chief Operating Officer’s employment on or before the preceding September 1; (2) the Chief Operating Officer’s annual base salary will be $550,000, as adjusted, from time to time, by the Compensation Committee of the Company’s Board of Directors; (3) the Chief Operating Officer will be eligible to receive an annual bonus under the Management Incentive Compensation Plan of the Company and long term incentive compensation as determined under the Company’s Long Term Incentive Plan; (4) the Chief Operating Officer will be entitled to participate in all other employee benefit plans and programs in effect for salaried employees employed at the Company’s headquarters; and (5) upon a termination of the Chief Operating Officer’s employment by the Company, without cause or by the Chief Executive Officer for a good reason, the Chief Operating Officer will be entitled to a severance benefit paid in one lump sum in an amount equal to two and one half times the sum of the Chief Executive Officer’s base salary and bonuses paid during the preceding twelve months.
The foregoing description of the Amended and Restated Employment Agreement for the Company’s Chief Operating Officer is qualified in its entirety by reference to the terms and conditions of that agreement, a copy of which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

ITEM 9.01.   Financial Statements and Exhibits
Exhibit 10.1   Employment Agreement of Brian J. Lipke
Exhibit 10.2   Employment Agreement of Henning N. Kornbrekke

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 24, 2007

GIBRALTAR INDUSTRIES, INC.
By:	/s/ David W. Kay
	Name:	David W. Kay
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1	Employment Agreement of Brian J. Lipke

Exhibit 10.2	Employment Agreement of Henning N. Kornbrekke